Exhibit T3D-1

IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

In re IMH SECURED LOAN FUND UNITHOLDERS LITIGATION	) ) )	Consol. C.A. No. 5516-CS

STIPULATION AND AGREEMENT OF
COMPROMISE, SETTLEMENT AND RELEASE
This Stipulation and Agreement of Compromise, Settlement and Release (together with the attached Exhibits, which are incorporated by reference, the “Stipulation”) is made and entered into as of this 19th day of March 2013, by and among the following: (i) Defendants Investors Mortgage Holdings Inc. (“Manager”), IMH Holdings, LLC (“Holdings”), IMH Secured Loan Fund LLC (the “Fund”), IMH Financial Corporation (“IMH” or the “Company”), Shane Albers (“Albers”), William Meris (“Meris”) and Steven Darak (“Darak”) (collectively “Defendants”); (ii) Plaintiffs IRA FBO Dennis Miceli, Charlotte Wood, and Howard Weitz IRA (collectively “Class Plaintiffs”), on their own behalf and on behalf of a Class as defined below; and (iii) interested non-parties New World Realty Advisors, LLC (“NWRA”), NWRA Ventures I, LLC (“NW Capital”), and their affiliates, members, and employees (collectively “Interested Non-Parties,” and together with the Defendants and the Class Plaintiffs, the “Settling Parties”).
WHEREAS, on December 31, 2009, the Fund filed with the SEC a Form S-4 prospectus/proxy consent solicitation for the certain transactions whereby the Fund would be converted into IMH and whereby IMH would acquire Manager and Holdings (the “Conversion Transactions”);
WHEREAS, after multiple amendments to the Form S-4 (as amended, the “Form

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S-4”), the prospectus/proxy consent solicitation became effective on May 14, 2010;
WHEREAS, by approximately June 9, 2010, the Fund had obtained sufficient consents from Unitholders in the Fund to approve the Conversion Transactions;
WHEREAS, on May 25, 2010, a proposed class action was filed in the Delaware Court of Chancery (the “Court”) against the Defendants by Plaintiff IRA FBO Dennis Miceli, styled IRA FBO Dennis Miceli, On Behalf Of Itself And Others Similarly Situated v. Investors Mortgage Holdings, Inc. et al., C.A. No. 5516-VCS (the “Miceli Action”), alleging, among other things, that the Defendants had breached fiduciary duties owed to Fund members and to the Fund because the Conversion Transactions were unfair to Fund members and constituted self-dealing and because the Form S-4 and/or information provided about the Form S-4 or Conversion Transactions were false and misleading;
WHEREAS, on June 14, 2010, a proposed class action was filed in the Court against the Defendants by Plaintiff Charlotte Wood, styled Charlotte Wood, On Behalf Of The Wood Family Trust, And All Others Similarly Situated v. IMH Secured Loan Fund, LLC, et al., C.A. No. 5564-VCS (the “Wood Action”), alleging, among other things, that the Defendants had breached fiduciary duties owed to Fund members and to the Fund because the Conversion Transactions were unfair to Fund members and constituted self-dealing and because the Form S‑4 and/or information provided about the Form S-4 or Conversion Transactions were false and misleading;
WHEREAS, on June 14, 2010, a complaint was filed in the Court against certain of the Defendants by Plaintiffs Ronald Tucek (“Tucek”), Cliff Ratliff (“Ratliff”) and LGM Capital Partners, LLC (“LGM”), styled Ronald Tucek et al. v. IMH Secured Loan Fund, LLC et al., C.A. No. 5561-VCS (the “Tucek Action”) alleging, among other things, that the Defendants had breached certain fiduciary duties rendering the proxy solicitation process unfair and seeking damages for

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proxy expenses incurred by LGM;
WHEREAS, on June 17, 2010, a proposed class action was filed in the Court against the Defendants by Plaintiff Howard Weitz, IRA styled Howard Weitz, IRA, On Behalf Of Itself And All Those Similarly Situated v. IMH Secured Loan Fund, LLC et al., C.A. No. 5573‑VCS (the “Weitz Action”), alleging, among other things, that the Conversion Transactions constituted a “roll up” transaction under the Fund’s operating agreement and seeking damages for breach of the operating agreement;
WHEREAS, the Conversion Transactions became effective on June 18, 2010, and each Unit in the Fund was converted into 220.3419 shares in IMH;
WHEREAS, on October 25, 2010, the Court entered an order, among things: (i) consolidating the Miceli, Wood, Weitz and Tucek Actions and designating the caption as In Re IMH Secured Loan Fund Unitholders Litigation, Civil Action No. 5516-CS (the “Consolidated Delaware Action”); (ii) appointing Klafter Olsen & Lesser LLP and Zwerling, Schachter & Zwerling, LLP as co-lead counsel for Class Plaintiffs (“Co-Lead Counsel”) and authorizing Co‑Lead Counsel to coordinate the prosecution of all aspects of the Consolidated Delaware Action, including the negotiation of a settlement, subject to approval of the Delaware Court of Chancery; and (iii) ordering that a consolidated class action complaint be filed;
WHEREAS, a Verified Amended And Supplemental Consolidated Class Action Complaint was filed on July 15, 2011 (“Consolidated Complaint”), alleging, among other things, that: (i) the Defendants had breached fiduciary duties owed to Fund members and to the Fund because the Conversion Transactions were unfair to Fund members; (ii) the information provided about the Conversion Transactions and related disclosures were false and misleading; (iii) the Fund members did not receive the number of IMH shares specified in the Conversion Plan; (iv) the

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Conversion Transactions constituted a “roll up” transaction under the Fund’s operating agreement, and thus constituted a breach of that agreement because the Unitholders did not receive certain rights that would be triggered in the event of a “roll-up” transaction; and (v) Defendants were unjustly enriched (collectively, the “Class Claims”);
WHEREAS, the Consolidated Complaint also alleged, in a separate cause of action, a claim for proxy expenses specific solely to the Plaintiffs in the Tucek Action (the “Proxy Claim”);
WHEREAS, Defendants moved to dismiss certain claims asserted in the Consolidated Complaint;
WHEREAS, on October 10, 2011, Tucek and Ratliff dismissed their Proxy Claim leaving only LGM alleging a Proxy Claim;
WHEREAS, Defendants’ motion to dismiss remained pending in November 2011 when the Settling Parties commenced negotiations to settle the Class Claims;
WHEREAS, the Proxy Claim has been settled pursuant to a separate Settlement Agreement and has been dismissed with prejudice;
WHEREAS, Defendants Albers, Meris and Darak are parties to indemnification agreements with IMH;
WHEREAS, the payment of cash consideration as part of this Stipulation will exhaust Defendants’ applicable insurance coverage;
WHEREAS, if the Consolidated Delaware Action were not resolved, Defendants’ insurance coverage would likely be exhausted during the discovery phase of this litigation;
WHEREAS, once the insurance coverage is exhausted, the continued defense or eventual resolution of the Consolidated Delaware Action or any other litigation may have a detrimental effect on IMH and Class members;

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WHEREAS, it is in the best interest of the Class members to resolve the Class Claims on the terms set forth herein in order to preserve IMH’s capital and permit it to continue with its business plan;
WHEREAS, on January 31, 2012, the Settling Parties executed a Memorandum of Understanding (“MOU”) containing the terms of the Settling Parties’ agreement in principle to resolve the Class Claims, subject to certain class certification conditions, confirmatory discovery and final court approval;
WHEREAS, the MOU was filed with the Court and attached to IMH’s Form 8-K that was filed with the Securities and Exchange Commission (the “SEC”) on February 6, 2012;
WHEREAS, Class Plaintiffs have conducted Confirmatory Discovery, during which Defendants have produced to Class Plaintiffs more than 17,000 pages of documents and Class Plaintiffs have taken the testimony of four witnesses on various topics, including but not limited to: (i) the Manager’s decision to enter into the Conversion Transactions; (ii) the valuation of the Manager and Holdings in connection with the Conversion Transactions; (iii) the valuation of the Fund; and (iv) the Company’s decision to enter into certain loan and consulting agreements with NW Capital and NWRA, respectively;
WHEREAS, Co-Lead Counsel acknowledge that they have reviewed the Confirmatory Discovery and determined that the information contained therein confirms that the proposed settlement of the Class Claims is fair and reasonable to, and in the best interests of, the members of the Class;
NOW, THEREFORE, IT IS HEREBY STIPULATED, CONSENTED TO AND AGREED, by the Settling Parties, subject to the approval of the Court and pursuant to Delaware Court of Chancery Rule 23 and the other conditions set forth herein, for good and valuable

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consideration, the sufficiency of which is hereby acknowledged, that the Consolidated Delaware Action shall be finally and fully settled, compromised, released and dismissed, on the merits and with prejudice, on the terms set forth below (the “Settlement”).
CONSIDERATION
Notes Offering
1.Within 30 days after Final Approval (as later defined), subject to compliance with securities and other applicable laws and regulations, including any updates to IMH’s financial statements required by the SEC or applicable accounting principles, and receipt of a favorable “no action” letter from the SEC as described below, IMH shall commence with a $20 million notes offering, pursuant to offering documents substantially in the form attached as Exhibit A (the “Notes Offering”), by which the Class members shall have the option to exchange an aggregate of 2,493,765 IMH shares for notes (the “Shareholder Notes”), at an exchange rate of one share for $8.02 in Shareholder Notes on the following terms:

a.
Each Shareholder Note shall have a 5 year maturity, with a 4% per annum non‑cumulative coupon, payable quarterly, subject to the terms of the Agreement (substantially in the form attached as Exhibit B) between NW Capital and the indenture trustee for the Shareholder Notes identified in subparagraph (f) below.

b.
The Shareholder Notes shall be subordinated in payment and priority to IMH’s debt resulting from a loan from NW Capital dated June 7, 2011 and all amendments thereto (“NW Capital Loan”) and the Convertible Notes issued pursuant to the Rights Offering (as described in ¶3 below) and shall continue to be subordinated in payment and priority to any shares of IMH preferred stock into which the NW Capital Loan and Convertible Notes are converted (collectively, together with any additional

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senior debt obligation now existing or subsequently incurred by IMH, the “Senior Obligations”), in whole or in part, as set forth in and pursuant to the Agreement.

c.	Subject to the terms of the Agreement (substantially in the form attached as Exhibit B,) redemption of the Shareholder Notes shall be as follows:

i.
(a) 50% of the principal amount of each Shareholder Note shall be payable four years after issue, so long as the Company has cash or cash equivalents in the amount of at least $10 million plus two times the trailing net operating expenses for the prior 12 month period and has an operating profit defined as net earnings plus depreciation for the prior 12 month period; provided, however, that the Company shall not be in default on a Senior Obligation or by virtue of making the payment shall not become in default on such a Senior Obligation; and (b) five years after issue, the remaining principal and any interest due on each Shareholder Note shall be paid; provided, however, that the Company shall not be in default on a Senior Obligation or by virtue of making the payment shall not become in default on such a Senior Obligation.

ii.
(a) All of the outstanding Shareholder Notes shall be redeemed upon the consummation of a public offering by IMH in an amount not less than $150 million; or (b) at any time in the discretion of IMH with any remaining principal and accrued interest or interest then due.

d.
IMH shall not enter into any Senior Obligation that expressly provides that the redemption of the Shareholder Notes shall constitute an event of default on such Senior Obligation, but such Senior Obligation shall not be prohibited from having customary affirmative and restrictive covenants relating to, among other matters,

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tangible net worth, debt service coverage and liquidity.

e.
IMH shall only be authorized to issue additional debt senior to the Shareholder Notes so long as the amount of total shareholders’ equity after such issuance is greater than twice the amount of the then outstanding aggregate principal amount of the Shareholder Notes.

f.
The Shareholder Notes shall be held in book entry form by the Company’s transfer agent or by the Shareholder Notes Trustee (defined below), or another agent appointed by the Company and shall be administered by Wells Fargo Bank, N.A., or its successor, as “ Shareholder Notes Trustee.” The Trustee’s, transfer agent’s or other agent’s reasonable and customary expenses shall be borne by the Company.

g.
The Shareholder Notes may be transferred among Class members, subject to the consent of IMH, which shall not be unreasonably withheld, and securities and other applicable laws (it being expressly agreed to and acknowledged that IMH may require a purported transferee to provide IMH with a legal opinion with respect to the proposed transfer if, in its reasonable opinion, IMH believes that such transfer may not be exempt from registration under federal and applicable state securities laws and regulations).

h.
The Company, alone or through its agents, shall be responsible for providing appropriate communications to Class members who elect to subscribe to the Notes Offering regarding the exchange of IMH shares into Shareholder Notes and to effect such exchange.

i.	All reasonable care will be taken by all parties in the implementation of the Notes Offering to preserve IMH’s built-in tax losses.

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j.	The Notes Offering shall be made to all members of the Class on the following terms:

i.
The Company shall offer an aggregate of $10 million in Shareholder Notes to those Class members who cast a vote “against” the Conversion Transaction and whose votes IMH received by June 23, 2010 (the “No Vote Pool”).

ii.	The Company shall offer $10 million in Shareholder Notes to all other Class members (the “Open Pool”).

iii.	Class members will have the right to exchange their shares in their respective Shareholder Notes pool on a pro rata basis.

iv.
If the Open Pool is not exhausted and the No Vote Pool is oversubscribed, then the oversubscribed exchange requests of “no voters” shall be satisfied by the excess in the Open Pool on a pro rata basis.

v.
If the No Vote Pool is not exhausted and the Open Pool is oversubscribed, then the oversubscribed exchange requests of the Open Pool shall be satisfied by the excess in the No Vote Pool on a pro rata basis.

vi.
To the extent that any amount of the two Shareholder Notes Pools (i.e., $20 million) remains after all exchange requests pursuant to subparagraphs (j)(i)-(iv) above have been satisfied, such excess Shareholder Notes shall not be issued.

vii.	The allocation of the Shareholder Notes in the two pools shall be administered by the Trustee or another exchange agent selected by the Company.

k.	The Shareholder Notes shall be deemed in default upon the occurrence of the following:

Exhibit T3D-1

viii.	the non-payment of quarterly interest when due, after customary notice and the failure to cure the non-payment within one quarter of the non-payment;

ix.	the non-payment of the amortization payment in year 4 (provided in ¶1(c)(i)(a) above) if due and applicable, except if making such payment will cause an event of default on a Senior Obligation of IMH;

x.	the non-payment of principal and interest on maturity (provided in¶1(c)(i)(b), above) except if making such payment will cause an event of default on a Senior Obligation of IMH;

xi.	the insolvency or bankruptcy of IMH; or

xii.	such other default provisions that are included in the Shareholder Notes.

xiii.
An event of default on the Shareholder Notes shall trigger an obligation by IMH to repay the Shareholder Notes in full plus any accrued interest, subject to the subordination provisions of the Shareholder Notes; provided, however, that the Company shall not be in default on a Senior Obligation or by virtue of making the payment shall not become in default on such a Senior Obligation. It shall also trigger those rights and protections (upon an event of default) set forth in the Indenture for the Shareholder Notes and form of Shareholder Notes, attached hereto as Exhibits C and D.

2.    In offering the Shareholder Notes, IMH intends to rely on Section 3(a)(10) of the Securities Act of 1933, as amended (the Securities Act”), to exempt the Shareholder Notes from the registration requirements of the Securities Act.

Exhibit T3D-1

a.
SEC interpretation of Section 3(a)(10) requires that the reviewing Court must approve the fairness of the terms and conditions of the Shareholder Notes and the Notes Offering. Among other things, the reviewing court must (i) find, before approving the transaction, that the terms and conditions of the Shareholder Notes and Notes Offering are fair to those to whom securities will be issued and (ii) be advised before the hearing that the issuer will rely on the Section 3(a)(10) exemption based on the Court’s approval of the transaction. The Court must hold a hearing before approving the substantive and procedural fairness of the transaction that is open to everyone to whom securities would be issued in the proposed exchange. Adequate notice must be given to all those persons and there cannot be any improper impediments to the appearance by those persons at the hearing. The Court must have sufficient information before it to determine the value of both the securities, claims, and interests to be surrendered and the securities to be issued in the proposed transaction.

b.
IMH intends to request a “no action” letter from the SEC with respect to its reliance on Section 3(a)(10) and the Notes Offering is conditioned on receipt of a favorable response from the SEC with respect to such letter prior to the fairness hearing, as well as on the satisfaction of the above conditions and other conditions of Section 3(a)(10) to the reasonable satisfaction of IMH.

Rights Offering
3.    Within 30 days after Final Approval, subject to compliance with securities and other applicable laws and regulations, including any updates to IMH financial statements required by the

Exhibit T3D-1

SEC or applicable accounting principles, IMH shall commence a convertible notes (the “Convertible Notes”) rights offering in the aggregate amount of $10 million (pursuant to the offering documents substantially in the form attached as Exhibit E; the “Rights Offering”) as initially announced on or about June 7, 2011, to accredited investors under Regulation D promulgated by the SEC, provided, however, that the Rights Offering will only be available to satisfy purchase requests by Class members (unless undersubscribed by them) who certify their accredited investor status and the Convertible Notes will be on economic terms identical to those provided to NW Capital as a part of the NW Capital Loan (e.g., same coupon rate and terms, same maturity, same collateral pool), and subject to an inter-creditor agreement substantially in the form attached as Exhibit F, between The Bank of New York Mellon or its successor (“Rights Offering Trustee”) and NW Capital (and/or any successor noteholders or assigns) as lead lender. The Rights Offering shall be conducted asfollows:

a.
Class members shall be entitled to purchase Convertible Notes with the same financial terms as the note evidencing the NW Capital Loan, provided that the Convertible Notes shall only be converted into Series A Preferred Stock if NW Capital exercises its option pursuant to Section 10.1 of the Loan Agreement dated as of June 7, 2011 between IMH and NW Capital to effect such conversion in the same proportion as NW Capital exercises that right.

b.
The Rights Offering shall be limited in the first instance to all accredited investor members of the Class. Only after all accredited investor members of the Class have had a full opportunity to participate in the Rights Offering will NW Capital have the option to purchase any of the remaining Convertible Notes. Any unsubscribed Convertible Notes will not be issued.

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c.	IMH may not use the proceeds of the Rights Offering to repay any NW Capital indebtedness.

d.
Either the transfer agent or the Rights Offering Trustee or another agent appointed by the Company shall hold the Convertible Notes in book entry form. The Rights Offering Trustee’s, transfer agent’s or other agent’s reasonable and customary expenses shall be borne by the Company.

e.
The Company, alone or through its agents, shall be responsible for facilitating the purchase of Convertible Notes by those Class members who elect to subscribe to the Rights Offering and providing appropriate notice of Class members’ respective ownership interests in the Convertible Notes to such Class members. All reasonable care will be taken by all parties in the implementation of the Rights Offering to preserve IMH’s built-in tax losses.

4.Class members shall be permitted, at their election, to participate in either the Notes Offering described in Paragraph 1 above, the Rights Offering described in Paragraph 3 above, or both, or neither, and may do so in whole or in part.
5.Any conflict in the Notes or Rights Offering (including Exhibits A and E) as described in this Stipulation and/or the Notice (Exhibit M) on the one hand and the final Notes or Rights Offering Documents, on the other, shall be controlled by the final Notes or Rights Offering documents.
6.Neither Class Plaintiffs nor Class Counsel make any representations about the sufficiency or completeness of the form offering documents attached as Exhibits A and E hereto pursuant to any state, federal, common or statutory law or regulations and shall have no liability for the statements made in or omitted from the form offering documents or the final offering

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documents.
7.The 30 day period after Final Approval, referred to in paragraphs 1 and 3 hereof, to proceed with the Notes and Rights Offerings may be modified if, prior to the consummation of those Offerings: (a) there is a credible threat of an actual lawsuit, claim, counterclaim, action, proceeding, or investigation before any court, governmental, regulatory or administrative agency or instrumentality challenging either Offering; (b) a material change in IMH’s financial condition or business model for which either of the Offerings would jeopardize IMH as a going concern, as determined by AU-C §570 (superceding AU §341); or (c) if the SEC declines to issue the No-Action Letter to which paragraph 2 above refers. In the event of such an occurrence, IMH will promptly notify Class Counsel. If the timing of the Offerings cannot be resolved so that they can proceed within a reasonable period of time, Class Counsel and IMH will jointly advise the Court. Further, in such event, at Class Counsel’s election, the Settlement may be terminated, in which case the Court shall be so advised and the Parties shall be subject to the provisions of paragraphs 23 and 24 hereof.
Cash Consideration
8.The Defendants shall pay at least $1,345,000 (the “Cash Consideration”), pursuant to this Paragraph, and shall cause the Cash Consideration to be deposited into an escrow account with Israel Discount Bank of New York (the “Settlement Escrow Account”), within 10 days following the entry of the Scheduling Order by the Court, as follows:

a.	$500,000 in cash on behalf of Albers.

b.	$375,000 in cash on behalf of Meris.

c.	$20,000 in cash on behalf of Darak.

d.	Defendant IMH shall contribute $675,000, which may include amounts paid from

Exhibit T3D-1

applicable insurance coverage (the “Insurance Policy”) to the extent that any amount remains, as follows:

i.	IMH shall contribute $450,000, to be deposited into the Settlement Escrow Account on the date specified above.

ii.
Up to an additional $225,000 may be added to the Cash Consideration by IMH (the “Reserve”), which shall be deposited in a separate escrow account with The Private Bank and Trust Company (the “Reserve Escrow Account”), available to be used by IMH for reasonable defense costs for other unresolved litigation arising out of or related to the Conversion Transactions. These defense costs will be disbursed pursuant to the terms of the Escrow Agreement attached as Exhibit G. Such defense costs will terminate upon the final adjudication (including appeal, if any) of all such unresolved litigation. If any amount of the Reserve Escrow Account remains after such defense costs, such amount remaining in the Reserve Escrow Account shall be paid into the Settlement Escrow Account.

Funds deposited into the Settlement Escrow Account shall constitute the “Settlement Fund.”

e.
In funding the amounts referred to in this Paragraph, IMH agrees to use the available proceeds under the Insurance Policy in the first instance to fund the Individual Defendants’ cash contributions and thereafter, to the extent there are remaining proceeds, to fund IMH’s contribution, so as to minimize or eliminate any burden upon IMH to make such contributions.

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f.	Taxes.

i.
The Settling Parties, Co-Lead Counsel, and the Claims Administrator (defined below) shall treat the Settlement Fund as being at all relevant times a “qualified settlement fund” within the meaning of Treas. Reg. § 1.468B-1. In addition, Co-Lead Counsel and/or the Claims Administrator, respectively, shall timely make such elections as are necessary or advisable to carry out the provisions of this Stipulation, including the “relation-back election” (as defined in Treas. Reg. § 1.468B-1) back to the earliest permitted date. Such elections shall be made in compliance with the procedures and requirements contained in such Treasury regulations. It shall be the responsibility of Co-Lead Counsel and/or the Claims Administrator to timely and properly prepare and deliver the necessary documentation for signature by all necessary parties, and thereafter to cause the appropriate filing to occur.

ii.
For the purpose of § 468B of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder, the “administrator” shall be Co-Lead Counsel and/or the Claims Administrator. Co-Lead Counsel and the Claims Administrator shall timely and properly file all informational and other tax returns necessary or advisable with respect to the Settlement Fund (including, without limitation, the returns described in Treas. Reg. § 1.468B-2(k)). Such returns (as well as the election described in Paragraph 8(f)(i) hereof) shall be consistent with this Paragraph 8(f)(ii) of the Stipulation and in all events shall reflect that all taxes (including any estimated taxes, interest, or penalties) on the income earned by the Settlement Fund shall be paid out

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of the Settlement Fund as provided in Paragraph 8(f)(iii) below.

iii.
All (a) taxes (including any estimated taxes, interest, or penalties) arising with respect to the income earned by the Settlement Fund, including any taxes or tax detriments that may be imposed upon Defendants with respect to any income earned by the Settlement Fund for any period during which the Settlement Fund does not qualify as a “qualified settlement fund” for federal or state income tax purposes (“Taxes”); and (b) expenses and costs incurred in connection with the operation and implementation of Paragraph 8 of the Stipulation (including, without limitation, expenses of tax attorneys or accountants relating to any tax returns to be filed or filed on behalf of the Settlement Fund, and mailing and distribution costs and expenses relating to filing (or failing to file) the returns described herein (“Tax Expenses”)), shall be paid out of the Settlement Fund; in no event shall Defendants have any responsibility for or liability with respect to the Taxes or the Tax Expenses. Further, Taxes and Tax Expenses shall be treated as, and considered to be, a cost of administration of the Settlement Fund and shall be timely paid by the Claims Administrator out of the Settlement Fund without prior order from the Court, and the Claims Administrator shall be obligated (notwithstanding anything in this Stipulation to the contrary) to withhold from distribution to Authorized Claimants any funds necessary to pay such amounts, or to establish adequate reserves for any Taxes and Tax Expenses (as well as any amounts that may be required to be withheld under Treas. Reg. § 1.468B‑2(1)(2)). The Parties agree to cooperate with each other and their tax attorneys

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and accountants to the extent reasonably necessary to carry out these provisions of the Stipulation.
9.If any amount of the Settlement Fund remains after payment of notice and administration costs, taxes, and any amounts awarded by the Court for attorneys’ fees and expenses or to Class Plaintiffs (the “Net Settlement Fund”), such amount shall be distributed to Class members in proportion to the number of shares in IMH they held as of June 23, 2010.
10.In the event the settlement does not receive Final Approval, all amounts in escrow shall be returned pursuant to the instructions of Defendants’ counsel, less any costs paid or incurred.
Changes to the Employment Agreements of Individual Defendants Meris and Darak

11.IMH shall not award any new stock options under the 2010 Stock Incentive Plan (approved in the Conversion Transaction) for fiscal years 2012 and 2013 to Meris and/or Darak. Moreover, IMH has not, prior to the date of this Stipulation, awarded any stock options under the 2010 Stock Incentive Plan for fiscal year 2012 to Meris and/or Darak.
Additional Restrictions on the Sale of IMH Stock by Individual Defendants Meris and Darak

12.Individual Defendants Meris and Darak have each executed the respective agreements with IMH attached as Exhibits H and I, to the following effect:

a.
If Individual Defendant Meris or Darak separates from IMH without cause and seeks to have the restrictions on the sale of his Class B stock (i.e., B-1, B-2 and B-3 stock) lifted in order to sell or transfer that stock, then, a determination must be made that the separation from IMH is in fact a “termination” and not a resignation, and that the termination was “without cause” (i) by independent directors on the IMH Board of Directors, or (ii) if there are no independent directors on the IMH Board of

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Directors, then by an independent, nationally recognized employment consultant or law firm.

b.
Following an IPO, the restrictions on the Class B-4 stock owned by Individual Defendants Meris and Darak shall not be lifted until after the initial expiration of the restrictions on the Class B stock (i.e., B-1, B-2 and B-3 stock) as described in the Consent Solicitation/Prospectus and set forth in the IMH Certificate of Incorporation.

c.	IMH agrees that it will not redeem any stock owned by Individual Defendants Meris and Darak while the Shareholder Notes remain outstanding.
Appointment of Independent Directors to the IMH Board of Directors
13.IMH shall appoint at least two (2) independent directors to the IMH Board of Directors within 6 months after Final Approval.
Share Restrictions
14.Class Members agree to abide by any and all current or future restrictions relating to the transfer of IMH’s securities, equities or debt, which are established from time to time by the IMH Board of Directors for the purpose of preserving IMH’s built-in tax losses; including but not limited to the Second Amended and Restated Bylaws of IHM Financial Corporation.
Establishment of Investor Advisory Committee
15.There shall be established a five (5) person Investor Advisory Committee as follows:

a.	The Investor Advisory Committee shall be comprised, to the extent there are candidates, of one designee from each of the following groups:

i.	investors with more than $5 million invested in IMH shares;

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ii.	investors with $1 million to $5 million invested in IMH shares;

iii.	investors with less than $1 million invested in IMH shares;

iv.	registered investment advisors whose clients own IMH shares; and

v.	owners of broker-dealers whose clients own IMH shares.

vi.
As to the calculation of the dollar amount “invested” for purposes of subparagraphs (a)(i)-(iii), the amount “invested” shall be determined by the aggregate amount of money the investor had expended to purchase Units in the Fund held as of October 1, 2008.

b.
The Notice and Investor Advisory Committee Questionnaire (attached as Exhibit N) provide the procedure for Class members to provide information to IMH regarding their qualifications and desire to serve as a member on the Investor Advisory Committee. The Notice provides information as to the obligations that a member of the Investor Advisory Committee will undertake.

c.
The IMH Board of Directors, with NW Capital’s approval not to be unreasonably withheld, shall appoint from among qualified candidates, including those Class members who seek appointment to the Investor Advisory Committee, the members of the Investor Advisory Committee.

d.
The Investor Advisory Committee shall meet with members of the IMH Board of Directors and/or management not less than once every four (4) months. The Company will present its relevant plans and actions to the Investor Advisory Committee which shall provide input as appropriate. However, the Investor Advisory Committee shall have no authority to bind or direct the actions of the Company, the Board, or IMH management.

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e.
It shall be a condition of service on the Investor Advisory Committee that members be required to execute an appropriate confidentiality and non-disclosure agreement and agree to be bound by the Company’s insider trading policy and all rules and regulations regarding confidentiality and the non-disclosure of material, non-public information.

f.
The Company shall provide the members of the Investor Advisory Committee with, as appropriate, indemnification and insurance coverage for their actions taken on and as a member of the Investor Advisory Committee; further the Company shall provide the members of the Investor Advisory Committee with an appropriate fee and reimbursement of reasonable expenses necessary to perform their services on the Investor Advisory Committee.

g.
The Investor Advisory Committee may not be terminated until the appointment of a full board of directors (consisting of at least 7 members) with a majority of independent directors. The fully constituted IMH Board of Directors, in its discretion, may terminate or retain the Investor Advisory Committee for any period of time thereafter.

Modification of New World Realty Advisors, LLC’s Consulting Contract
16.NWRA and IMH agree (per the Consent attached hereto as Exhibit J) that the NWRA consulting contract dated as of February 28, 2011 shall be terminable by the IMH Board of Directors upon the repayment in full of the NW Capital indebtedness, provided, however, that the indebtedness has not been converted to preferred or common equity. At present, the IMH Board of Directors may not terminate such contract even if NW Capital is repaid and has no further interest in IMH.

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CLASS DEFINITION
17.The Settling Parties stipulate to and seek certification of a non-opt out Settlement Class pursuant to Court of Chancery Rule 23(a) and (b)(1) as follows (the “Class”):
all former Unitholders of the Fund who were record holders as of May 13, 2010, and whose Units have been converted into shares of IMH pursuant to the Conversion Transaction. Excluded from the Settlement Class shall be the Defendants herein, any entity in which any Defendant has a controlling interest; the officers, directors, affiliates, legal representatives, heirs, successors, subsidiaries, and/or assigns of any such individual or entity; and any of the broker-dealers (or any of their agents or representatives) which sold Units to Class Plaintiffs or the members of the Class.
RELEASE
18.(a) Upon Final Approval, and in consideration of the terms and conditions herein, the sufficiency and fairness and receipt of which are acknowledged, and except for the rights and obligations created by this Stipulation, all Class members and their agents, officers, directors, employees, shareholders, parents, subsidiaries, affiliates, predecessors, inside and outside attorneys, executors, successors, heirs, assigns, administrators, agents and representatives, shall have fully, finally and forever released, waived and discharged Defendants, Defendants’ agents, officers, directors, employees, shareholders (other than Class members), parents, subsidiaries, affiliates, predecessors, inside and outside attorneys, executors, successors, heirs, assigns, administrators, insurers, consultants and representatives (including, but not limited to, the Interested Non-Parties and/or any of their affiliates, but not any broker-dealers (or any of their agents or representatives) that sold Units in the Fund) (collectively, the “Released Parties”) from any and all claims, rights, demands in law or equity, charges, complaints, actions, causes of action, arbitrations or suits of any kind or nature, known or unknown, that have accrued or may hereafter accrue (including but not limited to those seeking damages and/or injunctive, declaratory, and/or other non-monetary relief,

Exhibit T3D-1

however described), that are based upon, arise out of, relate in any way to, or involve, directly or indirectly, any of the actions, transactions, occurrences, statements, representations, misrepresentations, omissions, allegations, facts, practices, events, claims or any other matters, things or causes whatsoever, or any series thereof, that have occurred on or before the date of the MOU and were, could have been, or in the future can or might be alleged, asserted, set forth, claimed, embraced, involved, or referred to in, or related to, directly or indirectly, the Class Claims asserted in the Consolidated Delaware Action or the subject matter of the Class Claims asserted in the Consolidated Delaware Action, in any court, tribunal, forum or proceeding, including, without limitation, any and all claims which are based upon, arise out of, relate in any way to, or involve, directly or indirectly:

i.	any deliberations or negotiations in connection with the Conversion Transactions, including the process of deliberation or negotiation of any of the managers, officers, directors or advisors;

ii.	the Conversion Transactions or the conversion of any Units in connection therewith;

iii.	the consideration received by Class members in connection with the Conversion Transactions;

iv.
the Form S-4, the Final Proxy/Prospectus, the Supplemental Disclosures or any other disclosures, SEC filings, public filings, periodic reports, press releases, proxy statements or other statements issued, made available or filed relating, directly or indirectly, to the Conversion Transactions, including without limitation, claims under any and all federal securities laws (including those within the exclusive jurisdiction of the federal courts) or state disclosure

Exhibit T3D-1

law;

v.	any fiduciary obligations of the Released Parties in connection with the Conversion Transactions;

vi.	the fees, expenses or costs incurred in prosecuting, defending, or settling the Consolidated Delaware Action;

vii.	any of the allegations in any complaint or amendment(s) thereto filed in the Consolidated Delaware Action;

viii.	the “Employment Separation and General Release Agreement (Shane Albers),” dated April 20, 2011, including all exhibits attached thereto;

ix.	the NW Capital loan or the NWRA advisory agreement between IMH and NW Capital and/or NWRA, respectively, and/or any of their affiliates; or

x.	any deliberations, negotiations, representations, omissions or other conduct leading to the execution of the MOU, the Stipulation and/or the Settlement.
(Collectively, the “Released Claims.”)

b.	The Settling Parties agree that the scope of the Released Claims does not include:

i.	any separate claims for defamation by individual Class members that were the subject of litigation pending as of December 1, 2011;

ii.
any claims by Class members against any broker-dealers (or any of their agents or representatives) who sold Units in the Fund (but this exception does not apply to or preserve any Released Claims against any Released Parties);

iii.	the Proxy Claim which is subject to a separate settlement agreement and which has been dismissed with prejudice;

Exhibit T3D-1

iv.	enforcement of this Stipulation, or any orders by the Court in furtherance thereof.

c.
Upon Final Approval, Defendants shall have fully, finally and forever released, waived and discharged any claims against any of the Class Plaintiffs, or their counsel, and/or members of the Class, known or unknown, arising out of or relating to the prosecution or resolution of the Class Claims in the Consolidated Delaware Action, or that would have been compulsory counterclaims.

d.
The releases contemplated by this Stipulation and the Released Claims extend to Unknown Claims. “Unknown Claims” means any claim that Settling Plaintiffs or any Class member do not know or suspect exists in his, her or its favor at the time of the release of the Released Claims as against the Released Parties, including without limitation those which, if known, might have affected the decision to enter into the Stipulation. With respect to any of the Released Claims, the Settling Parties stipulate and agree that upon Final Approval, Settling Plaintiffs and each Class member shall be deemed to have and by operation of the Final Judgment shall have expressly waived, relinquished and released any and all provisions, rights and benefits conferred by or under Cal. Civ. Code § 1542 or any law of the United States or any state of the United States or territory of the United States, or principle of common law, which is similar, comparable or equivalent to Cal. Civ. Code § 1542, which provides:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

Exhibit T3D-1

Settling Plaintiffs acknowledge, and the members of the Class by operation of law shall be deemed to have acknowledged, that they may discover facts in addition to or different from those now known or believed to be true with respect to the Released Claims, but that it is the intention of Settling Plaintiffs, and by operation of law the members of the Class, to completely, fully, finally and forever extinguish any and all Released Claims, known or unknown, suspected or unsuspected, which now exist, or heretofore existed, or may hereafter exist, and without regard to the subsequent discovery of additional or different facts. Settling Plaintiffs acknowledge, and the members of the Class by operation of law shall be deemed to have acknowledged, that the inclusion of “Unknown Claims” in the definition of “Released Claims” was separately bargained for and was a material element of the Stipulation and was relied upon by each and all of Defendants in entering into the Stipulation.

NO ADMISSION/CONCESSION
19.All the Defendants have vigorously denied and continue to vigorously deny any wrongdoing or liability with respect to all claims asserted in the Released Claims, including any allegations that they have committed any violations of law, that they have acted improperly in any way, and/or that they have any liability or owe any damages of any kind to Class Plaintiffs or the Class, but are entering into this Stipulation solely because they consider it desirable that the Released Claims be settled and dismissed with prejudice in order to, among other things, eliminate the burden, inconvenience, expense, risk and distraction of further litigation, and finally put to rest and terminate all the Released Claims which were or could have been asserted against Defendants in the Consolidated Delaware Action, and thereby continue to effectuate IMH’s business plan.

Exhibit T3D-1

20.Class Plaintiffs and their counsel have vigorously asserted and continue to vigorously assert that the claims Class Plaintiffs have asserted have legal merit. Class Plaintiffs and their counsel enter into this Stipulation because (a) they recognize that there are legal and factual defenses to the claims asserted in the Consolidated Delaware Action that Defendants have raised and might have raised throughout the pendency of the Consolidated Delaware Action; and (b) the Settlement is fair, reasonable, adequate, and in the best interests of Class Plaintiffs and the Class, including in light of the financial risks continued prosecution of the action would have to IMH.
21.It is the intent of the Settling Parties that this Stipulation not be used for any purpose other than to enforce the provisions of this Stipulation or the provisions of any related agreement, release, or exhibit hereto, or in order to support a defense of res judicata, collateral estoppel, accord and satisfaction, release, or other theory of claim preclusion and/or issue preclusion or similar defense. Therefore, pursuant to this Stipulation, as ordered by this Court, and pursuant to the Delaware Rules of Evidence, the Settling Parties agree that the fact of entering into or carrying out this Stipulation, the exhibits hereto, and all negotiations, discussions, actions and proceedings in connection with this Stipulation, as well as the Stipulation and the Settlement itself, shall not constitute, be construed as, offered into evidence as, or deemed to be evidence of, a presumption, concession or an admission by any Settling Party, of any fault, liability or wrongdoing or lack of any fault, liability or wrongdoing, as to any facts or Released Claims alleged or asserted in the Consolidated Delaware Action or any other actions or proceedings, and shall not be interpreted, construed, deemed, involved, invoked, offered or received in evidence or otherwise used by any person, in the Consolidated Delaware Action or any other action or proceeding, whether civil, criminal or administrative, except as set forth herein.
22.This Stipulation shall not be legally binding upon any party unless and until this

Exhibit T3D-1

Stipulation is executed by all of the Settling Parties, and is subject to and expressly conditioned upon: (a) the entry by the Court of the Final Order and Judgment in substantially the form attached hereto as Exhibit K; (b) the entry by the Court of the Scheduling Order in substantially the form attached hereto as Exhibit L; (c) dismissal with prejudice of the Released Claims as to all members of the Class (including Class Plaintiffs); and (d) Final Approval (as defined below in Paragraph 29).
23.If the Court fails to approve the Stipulation in accordance with the terms described herein, and unless counsel for each of the Settling Parties, within ten (10) business days from any such terminating event agrees in writing to present to the Court for approval a modification to this Stipulation then all Settling Parties in their sole judgment and discretion may agree: (a) this Stipulation (including Exhibits hereto) and/or the MOU shall be null and void and of no force and effect; and (b) the Settling Parties shall be deemed to have excused performance of any obligation owed to or by any Settling Party pursuant to any orders that may have been entered by the Delaware Court in connection with the Stipulation (including Exhibits hereto) and/or the MOU.
24.In any event of nullification as described in Paragraph 7 or 23, the Settling Parties shall be deemed to be in the position they were in prior to the execution of the MOU and the statements made herein and in connection with the negotiation of the MOU, this Stipulation, the Exhibits to this Stipulation, and/or the Settlement shall not be deemed to prejudice in any way the positions of the Settling Parties with respect to the Class Claims, or to constitute an admission of fact of wrongdoing by any Settling Party, shall not be used nor entitle any Settling Party to recover any fees, costs or expenses incurred in connection with the Consolidated Delaware Action.
25.Class Plaintiffs and their counsel represent and warrant that Class Plaintiffs are IMH shareholders, and were Unitholders in the Fund, at all pertinent and relevant times, and that none of Class Plaintiffs’ claims or causes of action that are referred to in this Stipulation or that could

Exhibit T3D-1

have been asserted in the Consolidated Delaware Action have been assigned, encumbered, or in any manner transferred in whole or in part.
26.The Settling Parties represent and agree that the terms of the Stipulation were negotiated at arm’s length and in good faith by their respective counsel, and reflect a settlement that was reached voluntarily based upon adequate information and sufficient confirmatory discovery and after consultation with experienced legal counsel. This Stipulation, together with all Exhibits, shall be deemed to have been mutually prepared by the Settling Parties and shall not be construed against any of them by reason of authorship.
SCHEDULING ORDER, SETTLEMENT NOTICE AND FAIRNESS HEARING
27.As soon as practicable after the execution of the Stipulation, the Settling Parties shall seek entry of a Scheduling Order (substantially in the form attached hereto as Exhibit L; the “Scheduling Order”): (a) providing, among other things, that the Consolidated Delaware Action shall proceed as a class action on behalf of the Class defined in Paragraph 17, above; (b) approving the form of Notice of the proposed settlement of the Class Action to the Class (substantially in the same form attached hereto as Exhibit M; the “Notice”); (c) approving the Investor Advisory Committee Questionnaire (substantially in the form attached hereto as Exhibit N; the “Questionnaire”); (d) enjoining prosecution of any Released Claims pending Final Approval; (e) directing that Notice and the Questionnaire be provided to members of the Class; and (f) scheduling a fairness hearing to consider final approval of the Settlement.
28.If the Court approves the Settlement following the fairness hearing (including any modification to the Stipulation made as provided for herein) as fair, reasonable and adequate and in the best interest of the Class and makes the fairness determination described in Paragraph 2, the

Exhibit T3D-1

Parties shall jointly request the Court to enter a Final Order and Judgment substantially in the form attached hereto as Exhibit K: (a) approving the Settlement; (b) unconditionally certifying the Class as defined in Paragraph 16; (c) providing for the full and complete discharge, dismissal with prejudice on the merits, settlement and release of all Released Claims, as defined in Paragraph 18.
29.“Final Approval” of this Settlement means that the Court has entered the Final Order and Judgment in substantially the form attached as Exhibit K, and that either: (a) the time for a motion to alter or amend, and for rehearing or reconsideration, appellate review, and review by petition for certiorari has expired, and no motion to alter or amend or for rehearing, reconsideration and/or notice of appeal or petition for certiorari has been filed; or (b) if rehearing, reconsideration, appellate review or petition for certiorari has been sought, after all avenues of rehearing, reconsideration, reconsideration, appellate review or review by petition for certiorari have been exhausted and no further rehearing, reconsideration, appellate review or review by petition for certiorari is permitted, or the time for seeking such has expired, and the Judgment has not been modified, amended or reversed in any way, provided, however, and notwithstanding any provision to the contrary in this Stipulation, Final Approval shall not include the approval of attorneys’ fees and the reimbursement of expenses to Class Plaintiffs’ Counsel as provided in Paragraphs 39-42 below, and any appeal related thereto.
ADMINISTRATION AND CALCULATION OF CLAIMS AND SUPERVISION
AND DISTRIBUTION OF THE SETTLEMENT FUND

30.RSM McGladrey, Inc. is hereby designated as the Claims Administrator, subject to approval of the Court. (If for any reason RSM McGladrey, Inc. is unable to serve or is not approved by the Court, Co-Lead Counsel shall designate a similarly situated firm as Claims Administrator, subject to the approval of the Court). The Claims Administrator, subject to such supervision and

Exhibit T3D-1

direction of the Court and Co-Lead Counsel as may be necessary or as circumstances may require, shall administer, adjudicate, and calculate the claims submitted by members of the Class.
31.Defendants shall provide, or cause to be provided, to Co-Lead Counsel, to the applicable Trustee or other exchange or subscription agent of the Company, and to the Claims Administrator, a list of all former Unitholders of the Fund who were record holders as of May 13, 2010, as provided in the Class definition in Paragraph 17, for providing notice to the members of the Class. Co-Lead Counsel and/or the Claims Administrator shall be responsible for providing the Notice and Questionnaire to Class members. All costs associated with providing the Notice and Questionnaire shall be paid in accordance with Paragraph 32.
32.The Settlement Fund shall be applied as follows:

a.
to pay all the costs and expenses reasonably and actually incurred in connection with providing the Notice, locating Class members, assisting with the completion of the Questionnaire, administering and distributing any portion of the Settlement Fund to Authorized Claimants, and paying escrow fees and costs, if any;

b.	to pay the Taxes and Tax Expenses described above;

c.	to pay Co-Lead Counsels’ attorneys’ fees and expenses with interest, consistent with Paragraphs 39-42, if and to the extent allowed by the Court; and

d.	to distribute, if all conditions to distribution are met and the Court approves, any remaining portion of the Settlement Fund to Class members on a pro rata basis as set forth in Paragraph 9, above.
Any decision by the Court concerning the foregoing shall not affect the binding nature of the Settlement on all Parties.
33.As soon as reasonably practicable after Final Approval, and in accordance with the

Exhibit T3D-1

terms of Settlement, the Claims Administrator shall distribute pursuant to paragraph 32 (d) any portion of the Settlement Fund not used to pay the amounts set forth in Paragraph 32 (a)-(c).
34.This is not a claims-made settlement and, if all conditions of the Settlement are satisfied, no portion of the Settlement Fund will be returned unless specifically provided herein.
35.No Released Party shall have any responsibility for, interest in, or liability whatsoever with respect to the making or overseeing any of the payments or distributions for costs, fees or expenses in connection with the Settlement Fund, the determination, administration, or calculation of claims, the payment or withholding of Taxes or Tax Expenses, or any losses incurred in connection therewith.
36.No Class member shall have any claim against Co-Lead Counsel or the Claims Administrator based on distributions made substantially in accordance with the Settlement. No person shall have any claim whatsoever against Released Parties, Released Parties’ Counsel, the Shareholder Notes Trustee, the Rights Offering Trustee, any exchange agent or subscription agent, and/or the Transfer Agent arising from or related to any distributions made or not made from the Settlement Fund, or arising from or related to the Notes Offering or the Rights Offering as long as their actions are in accordance with applicable law and substantially in accordance with the Settlement.
37.Upon Final Approval, any and all remaining interest or right of Defendants in or to the Settlement Fund, if any, shall be absolutely and forever extinguished except as otherwise set forth in this Stipulation.
AWARD OF ATTORNEYS’ FEES, EXPENSES AND PAYMENTS TO CLASS PLAINTIFFS

38.Co-Lead Counsel and liaison class counsel (collectively, “Class Counsel”) will apply

Exhibit T3D-1

to the Court for distributions from the Settlement Fund and Shareholder Notes for: (a) an award of attorneys’ fees; plus (b) reimbursement of expenses, including the fees of any experts or consultants incurred in connection with prosecuting the Consolidated Delaware Action; (c) awards to Class Plaintiffs to be paid from any attorneys’ fees awarded; plus (d) any interest on such attorneys’ fees, expenses and until paid at the same rate and for the same periods as earned by the Settlement Fund (the “Fee Application”). Defendants reserve their rights to be heard on Class Counsel’s application for an award of attorneys’ fees.
39.Attorneys’ fees, and reimbursement of expenses to Class Counsel, in such amounts as approved by the Court, shall be paid (a) from the Settlement Fund within three (3) business days following entry of the Final Order and Judgment in substantially the form attached as Exhibit K and (b) Shareholder Notes at the time of the payments on such Notes. Notwithstanding the existence of any timely-filed objections to Class Counsel’s application for an award of fees and expenses or the potential for, or the pendency of, an appeal from any Order authorizing same, any cash amounts approved by the Court of Chancery shall be paid to Class Counsel following entry of the Final Order and Judgment in substantially the form attached as Exhibit K subject to the obligation of such Class Counsel who actually received payment of such fees or expenses to refund or pay back any such amount, plus interest, in the event that: (i) the judgment or order awarding fees and expenses is reversed or modified; or (ii) the Settlement is canceled or terminated for any reason. In the event that Class Counsel becomes obligated to repay all or some of such attorneys’ fees or expenses, Class Counsel who actually received payment of such fees shall, within ten (10) business days after receiving notice from Defendants’ counsel or from a court of appropriate jurisdiction, refund to the Settlement Fund such amount of fees or expenses (or both) plus interest thereon at the same rate as earned on the Settlement Fund. If the Settlement is canceled or terminated for any reason and Class

Exhibit T3D-1

Counsel fails to make such refund to the Settlement Fund within the time deadline provided above, Class Counsel who actually received payment of such fees will be obligated to reimburse Defendants all reasonable attorneys’ fees and costs incurred by Defendants in seeking to recover the funds owed by Class Counsel. Neither Class Plaintiffs nor any Class member shall have any right to terminate or withdraw from the Stipulation and/or Settlement by reason of any order entered by the Court relating to attorneys’ fees and expenses, and the binding nature of the Stipulation and/or Settlement shall not be affected by any order entered by the Court relating to such matters.
40.Except for the Cash Consideration specifically provided for in Paragraph 8 and the Trustee’s and Transfer Agent’s expenses as provided in Paragraphs 1(f) and 3(d), no Released Party shall have any obligation to pay or bear any amounts, expenses, costs, damages, or fees to or for the benefit of Class Plaintiffs or any Class members in connection with this Settlement, including but not limited to attorneys’ fees and expenses for any counsel to any Class member, or any costs of notice or settlement administration or otherwise.
41.Neither a modification nor a reversal on appeal of the amount of fees, costs and expenses awarded by the Court to Class Plaintiffs’ Counsel, nor amount of awards to Class Plaintiffs shall be deemed a material modification of the Settlement.
PRESS RELEASE AND NON-DISPARAGEMENT
42.The Settling Parties agree that the Press Release attached hereto as Exhibit O will serve as the exclusive written statement to the press by any and all Settling Parties concerning the settlement of the Class Claims. Nothing in this paragraph shall prevent IMH from complying with any applicable securities law disclosure requirements, or impose any delay or condition on such compliance or prevent Class Counsel from providing information concerning the settlement on their

Exhibit T3D-1

respective web sites. Class Plaintiffs and Class Counsel agree not to engage in any verbal or written communication with third parties that disparages, defames, maligns, or harms the reputation of any of the Released Parties. Class Plaintiffs and Class Counsel further agree not to publicly criticize or disparage any Released Party and not to privately criticize or disparage any Released Party in a manner intended or reasonably calculated to result in public embarrassment to, or injury to the reputation of, such Released Party. Each Released Party agrees not to engage in any verbal or written communication with third parties that disparages, defames, maligns, or harms the reputation of any of the Class Plaintiffs or Class Counsel concerning this Action or the Settlement. Each Released Party further agrees not to publicly criticize or disparage any Class Plaintiffs or Class Counsel and not to privately criticize or disparage any Class Plaintiffs or Class Counsel in a manner intended or reasonably calculated to result in public embarrassment to, or injury to the reputation of, such Class Plaintiffs or Class Counsel concerning this Action or the Settlement. Nothing herein is intended to prevent the truthful testimony of an individual or of the representative of any entity in a proceeding or as otherwise required by law.
MISCELLANEOUS
43.The Settling Parties (a) acknowledge that it is their intent to consummate this Stipulation; and (b) agree to cooperate to the extent reasonably necessary to effectuate and implement all terms and conditions of the Stipulation and to exercise their reasonable best efforts to accomplish the foregoing terms and conditions of the Stipulation.
44.Class Plaintiffs and Co-Lead Counsel agree to assume the lead role in moving the Court to approve this Settlement and in defending the Settlement against any objections by Class members, and defending any appeal taken by an objecting Class member.

Exhibit T3D-1

45.Without further order of the Court, the Settling Parties may agree to reasonable extensions of time to carry out any of the provisions of this Stipulation.
46.The Stipulation, together with the Exhibits attached hereto, is a fully integrated agreement and constitutes the entire agreement among the Settling Parties with respect to the subject matter hereof, replaces and supersedes the MOU, and may be amended or modified only by a written instrument signed by or on behalf of all signatories hereto or their respective successors-in-interest.
47.This Stipulation, the Exhibits attached hereto, the Settlement, and all disputes arising out of or relating thereto, whether in contract, tort or otherwise, shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to principles of conflicts of laws.
48.The Settling Parties agree that any dispute arising out of or relating in any way to this Stipulation, the Exhibits hereto, and/or the Settlement (i) shall be brought, heard and determined exclusively in this Court (provided that, in the event that subject matter jurisdiction is unavailable in this Court, then all such claims shall be brought, heard and determined exclusively in any other state or federal court sitting in Wilmington, Delaware) and (ii) shall not be litigated or otherwise pursued in any other forum or venue. THE SETTLING PARTIES EXPRESSLY WAIVE ANY RIGHT TO DEMAND A JURY TRIAL AS TO ANY DISPUTE DESCRIBED IN THE PRECEDING SENTENCE.
49.All of the Exhibits referred to herein and attached hereto shall be incorporated by reference as though fully set forth herein.
50.To the extent permitted by law, all agreements made and orders entered during the course of the Actions relating to the confidentiality of documents or information shall survive this Stipulation.

Exhibit T3D-1

51.Any waiver by any Settling Party of any breach of this Stipulation by any other Party shall not be deemed a waiver of that or any other prior or subsequent breach of any provision of this Stipulation by any other Settling Party.
52.This Stipulation may be executed in counterparts, including by signature transmitted by email in PDF format or by facsimile. Each counterpart when so executed shall be deemed to be an original, and all such counterparts together shall constitute the same instrument. The undersigned signatories represent that they have authority from their respective clients to execute this Stipulation. The terms of this Stipulation and the Settlement shall inure to the benefit of and be binding upon the Settling Parties (including all Class members) and their respective agents, executors, heirs, successors and assigns, including any and all of the Defendants and Defendants’ affiliates and any corporation, partnership, or other entity into or with which any party hereto may merge, consolidate or reorganize, provided that no Settling Party shall assign or delegate its rights or responsibilities under this Stipulation without the prior written consent of the other Settling Parties hereto.
IN WITNESS WHEREOF, the Settling Parties intending to be legally bound, have caused this stipulation to be executed and delivered by their duly authorized attorneys dated as of March 19, 2013.
[Signatures begin on next page]

Exhibit T3D-1

By:     /s/ Pamela S. Tikellis_____________________________
Pamela S. Tikellis (#2172)
Robert J. Kriner, Jr. (#2546)
Tiffany J. Cramer (# 4998)
Chimicles & Tikellis LLP
222 Delaware Avenue, Suite 1100
Wilmington, DE 19899
Tel: (302) 656-2500

- and -

By:     /s/ Norman M. Monhait_____________________________
Norman M. Monhait (#1040)
Rosenthal, Monhait & Goddess, P.A.
919 N. Market Street, Suite 1401
Citizens Bank Center
Wilmington, DE 19801
Tel: (302) 656-4433

Co-Delaware Liaison Counsel for Plaintiffs

By:     /s/ Jeffrey C. Zwerling_______________________________
Jeffrey C. Zwerling
ZWERLING, SCHACHTER & ZWERLING, LLP
41 Madison Avenue
New York, NY 10010
(212) 223-3900

- and -

By:     /s/ Jeffrey A. Klafter______________________________
Jeffrey A. Klafter
KLAFTER OLSEN & LESSER LLP
Two International Drive, Suite 350
Rye Brook, New York 10573
Tel: (914) 934-9200

Co-Lead Counsel for Class Plaintiffs

Exhibit T3D-1

By:     /s/ Richard D. Heins_____________________________
Richard D. Heins (#3000)
Andrew D. Cordo (#4534)
Ashby & Geddes
500 Delaware Avenue, 8th Floor
P.O. Box 1150
Wilmington, Delaware 19801
Tel: 302-654-1888

- and -

By:     /s/ Michael N. Ungar______________________________
Michael N. Ungar
ULMER BERNE LLP
1660 West 2nd Street, Suite 1100
Cleveland, OH 44113-1448
Tel: 216-583-7002

Counsel for Defendants

By:     /s/ Robert Wertheimer____________________________
Robert Wertheimer
PAUL HASTINGS LLP
75 East 55th Street
New York, NY 10022
Tel. 212-318-6000

Counsel for New World Realty Advisors, LLC and NWRA Ventures I, LLC

Exhibit T3D-1

APPENDIX 1
TABLE OF EXHIBITS

Exhibit	Document
A	Shareholder Note Offering Circular
B	Shareholder Note Inter-Creditor Agreement
C	Shareholder Note Indenture
D	Shareholder Note
E	Rights Offering Circular
F	Rights Offering Inter-Creditor Agreement
G	Reserve Escrow Account Agreement
H I	Meris Restriction Agreement Darak Restriction Agreement
J K L M N O	NWRA Consent to modification of consulting contract Final Order and Judgment Scheduling Order Notice Investor Advisory Committee Questionnaire Press Release

CLEV1997 2004147v12
38276.00015